AGREEMENT OF PURCHASE AND

SALE OF REAL ESTATE

     AGREEMENT OF PURCHASE AND SALE OF REAL ESTATE (this Agreement"), is made as the 27 day of December 2005, between Harrison Realty Corp. , having an office at 1000 First Street, Harrison, NJ 07029 (“Seller”), and Beechwood Mountain Realty LLC ("Purchaser"), having an office at 220 Stewart Avenue, Brooklyn, New York 11237. This Agreement is effective upon the delivery to both parties of a fully signed original (the "Effective Date").

WITNESSETH:

     WHEREAS, Seller is the owner of the land (the "Land") located in the Town of Harrison, County of Hudson, State of New Jersey, commonly known as 1000 First Street, Harrison, NJ, and identified as Lot 1.C in Block 86, and more particularly described in Exhibit A attached hereto, together with the improvements constructed thereon (the "Improvements"); and

     WHEREAS, Seller desires to sell to Purchaser, and Purchaser desires to purchase from Seller, the Land and the Improvements (the Improvements, together with the Land, and the items described in Paragraph 1(b) below, being hereinafter collectively referred to as the "Premises");

     NOW, THEREFORE, in consideration of the mutual covenants and agreements herein contained, and intending to be legally bound hereby, the parties hereto agree as follows:

     1.    Sale and Purchase.

           (a)   Seller agrees to sell to Purchaser, and Purchaser agrees to purchase from Seller, the Premises.

           (b)   The sale and purchase shall include all right, title and interest of Seller in and to:

                 (i)    All easements, rights-of-way and appurtenances, if any, pertaining to the

Premises; and

                 (ii)   All of the articles of personal property (fixtures and other real estate-related property), if any, owned by Seller and used exclusively for the operation of the Premises and located in or about the Improvements (such items being hereinafter collectively referred to as the "Personal Property"). A list of the Personal Property is annexed hereto as Exhibit B.

     2.    Purchase Price.

           The purchase price ("Purchase Price") for the Premises shall be the sum of Twelve Million Dollars ($12,500,000.00), subject to adjustment as hereinafter provided. Purchaser shall pay the Purchase Price to Seller by wire transfer or certified check: $200,000.00 as a downpayment upon the execution of this agreement, which downpayment shall be held in escrow by seller’s attorney and the balance of $12,300,000.00 on the Closing Date (as hereinafter defined in Article 4 below), net of all prorations and other credits provided for in this Agreement.

          3.    Title.

                (a)  The Premises shall be conveyed subject to:

                     (i)   Zoning ordinances and other applicable governmental regulations and requirements provided they are not violated by the current use of the Premises;

                     (ii)  Rights of the public and adjoining owners in highways, streets, roads and lanes bounding the Premises;

                     (iii) Rights of abutting and adjoining owners in any brook, stream, drain, ditch or sewer crossing or bounding the Premises;

                     (iv)  Retaining walls and other walls, bushes, trees, hedges, fences and the like extending from or onto the Premises, and any portion of the Premises lying in the bed of any public street;

                     (v)  Rights and easements relating to the construction, operation and maintenance of utility lines, wires, cables, pipes, poles, distribution boxes and other such equipment in, on, over, or under the Premises;

                     (vi)  Covenants, restrictions or agreements of record, affecting the Premises;

                     (vii)  Outstanding rights in adjoining roads;

                     (viii) The present physical condition of the Premises, and any changes that may result in such condition from normal wear and tear prior to the Closing;

                     (ix)  The state of facts shown by a survey or that an inspection of the Premises might disclose, provided they do not render title unmarketable;

                     (x)   Standard conditions and exceptions to title guaranty contained in the ALTA 1982 Owner's Standard Form Title Insurance Policy.

All matters described in this Paragraph 3(a) are hereinafter referred to as "Permitted Encumbrances".

                (b)  Seller shall have the absolute obligation to discharge any exceptions     or encumbrances to title capable of being removed by payment of an immediately ascertainable sum of money. With regard to any exception or encumbrance to title not capable of being discharged by the payment of an immediately ascertainable sum of money, Seller may, at its sole option, undertake to eliminate from Purchaser's final title policy any exception or encumbrance to title appearing in Purchaser's title commitment which is not a Permitted Encumbrance. If Seller elects to eliminate any such exception or encumbrance to title, Seller may extend the Closing Date for an additional reasonable period of time, which period shall not exceed thirty (30) days from the then existing Closing Date. If Seller is unable to eliminate any one or more of such exceptions or encumbrances to title matters with respect to the Premises, or if the cost to eliminate same exceeds Fifty Thousand ($50,000.00) Dollars in the aggregate, Seller shall so notify Purchaser. Upon receipt of such notice, Purchaser shall have the option to either waive such matters in writing and consummate the transaction contemplated herein or terminate this Agreement at any time within ten (10) business days after receipt of Seller's notice. If no election to terminate is made in writing by Purchaser within such ten (10) day period, Purchaser shall be deemed to have waived all objections to such matters, and shall take title to the Premises subject thereto.

            (c)  In the event of termination of this Agreement under this Article 3, this Agreement shall be deemed null and void, and the parties hereto shall have no further obligations to or recourse against each other with regard to the matters provided for in this Agreement, except for rights and obligations which expressly survive the termination hereof.

     4.     Closing Date.

     The closing of the transactions contemplated hereby ("Closing") shall take place at the offices of Sholem Friedman, 5417 18th Avenue, Brooklyn, NY, or at another location designated by seller. The date of the Closing (the "Closing Date") shall be on or about the 15th day after the expiration of purchaser’s due diligence period subject to postponement by Seller through its election to utilize a cure period as provided in Article 3 and/or Article 8 hereof, and/or through its obligation or election to comply with the terms of Paragraphs 6(a)(vii) and/or 6(a)(viii) below.

     5.     Apportionments.

            (a)  Real estate taxes, assessments and utility charges shall be adjusted as of the Closing Date.

(b)  Seller shall pay the New Jersey Realty Transfer Tax imposed in connection with the sale of the Premises.

            (c)  The provisions of this Article 5 shall survive the Closing.

     6.     Closing Documents.

            (a)  At the Closing, Seller, at its sole cost and expense, shall deliver or cause to be delivered to Purchaser the following, each of which shall be in form and substance in reasonable conformity with this Agreement:

                 (i)  A bargain and sale deed with covenants against grantor's acts ("Deed"), conveying to Purchaser fee simple title to the Premises, free and clear of all liens and encumbrances other than Permitted Encumbrances or otherwise permitted hereunder, which Deed shall be in recordable form, duly executed by Seller or the record title holder and acknowledged.

                (ii)   A standard Seller's affidavit of title, made to Seller's best knowledge.

                (iii)  A Seller's Residency Certification/Exemption form, Non-Resident Seller's

Tax Declaration, Non-Resident Seller's Tax Prepayment Receipt, or Waiver of Seller's Filing Requirement signed by the Director of the Division of Taxation.

                (iv)  An affidavit in order to establish that Seller is not a foreign person, as defined in Internal Revenue Code § 1445(b)(2), as amended.

                 (v)      A duly executed copy of a settlement statement prepared in accordance with the terms of this Agreement (the "Settlement Statement").

                 (vi)     A bill of sale conveying the Personal Property (described in Section 1 (b)(ii) above), if any, to Purchaser without warranty, representation or recourse.

                 (vii)    Pursuant to the Industrial Site Recovery Act ("ISRA"), N.J.S.A. 13:1K-6 et seq., Seller shall have obtained from NJDEP and shall deliver to Purchaser either one or more of the following: (a) a letter of non-applicability; (b) a de minimis quantity exemption; (c) approval of Seller's negative declaration; (d) an approved remediation agreement; or (e) proof satisfactory to Purchaser that the Premises and the subject transfer are not subject to ISRA. In the event Seller's compliance with ISRA is effectuated, in whole or in part, by an approved remediation agreement, Seller shall post such security as is required by NJDEP, and Purchaser shall execute and deliver to Seller at the Closing a consent reasonably sufficient to allow Seller access to the Premises after the Closing in order to carry out the terms and provisions of said remediation agreement, which access shall not materially interfere with Purchaser's business or that of its tenants.

                         Notwithstanding anything to the contrary, (a) nothing contained in this Paragraph 6(a)(vii) shall be deemed to preclude Seller from posting such security (by bond, guaranty or otherwise) as is acceptable to NJDEP in order for Seller to comply with the provisions of this Paragraph 6(a)(vii), and (B) Seller shall not be required to undertake any required environmental remediation if the cost and expense thereof and the cost and expense required to comply with the provisions of Paragraph 6(a)(viii) below, in the aggregate, shall exceed Two Hundred Fifty Thousand ($250,000.00) Dollars. If such estimated aggregate cost and expense shall exceed said amount, then Seller shall provide Purchaser written notice of same, and either party may elect to cancel and terminate the Agreement, in which event the parties hereto shall have no further obligations to or recourse against each other with regard to the matters provided for in this Agreement, except for rights and obligations which expressly survive the termination hereof provided, however, that if Purchaser so cancels this Agreement, Seller may, within ten (10) days following receipt of such notice of cancellation, negate such cancellation by written notice to Purchaser, in which event Seller shall be responsible for all such aggregate cost and expense. If neither party cancels this Agreement following written notice from Seller to Purchaser that such estimated aggregate cost and expense exceeds $250,000.00, then Seller shall be responsible for the first $250,000.00 of such cost and expense, and Purchaser shall be responsible for all cost and expense in excess thereof.

Notwithstanding anything to the contrary in this agreement, if Seller is unable to obtain the required documentation from NJDEP by the closing date, Seller shall be entitled to adjourn the closing for purposes of acquiring same.

                 (viii)  Seller shall deliver to Purchaser evidence that it has obtained, at its sole cost and expense, any certificate of occupancy, continuing occupancy, inspection, compliance or similar certificate required to be issued by the Town of Harrison or other governmental body solely by virtue of the sale of the Premises; provided, however, that Seller shall not be required to obtain a certificate of occupancy or similar permit or certificate if the issuance of any such certificate or permit, whether or not conditional or temporary, will require the expenditure for repairs, renovations or improvements or upgrades, which, when aggregated with the cost and expense required to comply with the provisions of Paragraph 6(a)(vii) above, will exceed the sum of Eighty Thousand ($80,000.00) Dollars. If the estimated cost and expense shall exceed said amount, then Seller shall provide Purchaser written notice of same, and either party may elect to cancel and terminate this Agreement, in which\event the parties hereto shall have no further obligations to or recourse against each other with regard to the matters provided for in this Agreement, except for rights and obligations which expressly survive the  termination hereof; provided, however, that if Purchaser so cancels this Agreement, Seller may, within ten (10) days following receipt of such notice of cancellation, negate such cancellation by written notice to Purchaser, in which event Seller shall be responsible for all such aggregate cost and expense. If neither party cancels this Agreement following written notice from Seller to Purchaser that such estimated aggregate cost and expense exceeds $80,000.00, then Seller shall be responsible for the first $80,000.00 of such cost and expense, and Purchaser shall be responsible for all cost and expense in excess thereof.

                 (ix)  Proof that all necessary parties have authorized the transactions contemplated by this Agreement, or that the person or persons executing this Agreement on behalf of Seller have the authority to do same.

           (b)   At the Closing, Purchaser, at its sole cost and expense, shall deliver to Seller the following, each of which shall be in form and substance satisfactory to Seller's attorneys:

                 (i)   The consideration required pursuant to Article 2 above, in the amount and form required thereby.

                 (ii)  A duly executed copy of the Settlement Statement.

           (c)   Seller may, at its option, deliver the items described in Paragraph (a) above to

Purchaser's title company, in escrow, to be released to Purchaser upon compliance with the terms and conditions as Seller sees fit in its discretion, to include but not be limited to the delivery to Seller of the items described in Paragraph 6(b) above.

     7.    Brokerage.

           (a)   Purchaser covenants, represents and warrants that it has had no dealings or communications with any broker or agent in connection with the consummation of this Agreement other than R. Markowitz, and covenants and agrees to hold harmless and indemnify Seller from and against any and all cost, expense (including reasonable attorneys' fees) or liability for any compensation, commissions or charges claimed by any broker or agent with whom Purchaser dealt with respect to this Agreement or the negotiation thereof.

           (b)   Seller covenants, represents and warrants that it has had no dealings or communications with any broker or agent in connection with the consummation of this Agreement, other than R. Markowitz, and covenants and agrees to hold harmless and indemnify Purchaser from and against any and all cost, expense (including reasonable attorneys' fees) or liability for any compensation, commissions or charges claimed by any broker or agent with whom Seller dealt with respect to this Agreement or the negotiation thereof.

           (c)   The representations set forth above shall survive the Closing.

           (d)   Payment of brokerage fee to be governed by separate agreement.

     8.    Condemnation and Destruction.

           (a)   Risk of loss to the Premises from fire or other casualty shall be borne by Seller until Closing. If the Premises or any portion thereof is damaged or destroyed by fire or other casualty prior to the Closing, which damage in either party's reasonable judgment materially affects the value of the Premises, and if Seller is unable or chooses not to restore within one hundred eighty (180) calendar days following such casualty, the damaged portion of the Premises to a condition substantially equivalent to that which existed immediately prior to such casualty, either party may elect to terminate this Agreement. If either party elects to terminate this Agreement, it shall notify the other in writing within thirty (30) calendar days after Purchaser has received written notice of such damage or destruction from Seller (unless within such thirty (30) day period Seller shall have advised Purchaser of its intention to restore the damaged portion of the Premises as provided in the preceding sentence) and the parties hereto shall have no further obligations to or recourse against each other with regard to the matters provided for in this Agreement, except for rights and obligations which expressly survive the termination hereof. If Seller does not restore the damaged portion of the Premises as provided above, and if neither party elects to terminate this Agreement as provided in this Paragraph 8(a), then the transaction shall proceed as contemplated herein, in which event Seller shall assign to Purchaser all of Seller's right, title and interest in any insurance proceeds to be paid on the claim of loss.

            (b)  If prior to the Closing all or any material portion of the Premises becomes the subject of a condemnation proceeding by a public or quasi-public authority having the power of eminent domain, Seller shall immediately notify Purchaser thereof in writing and either party may elect to terminate this Agreement. If either party elects to terminate this Agreement, it shall so notify the other within thirty (30) calendar days after Purchaser has received written notice of such proceedings from Seller, and the parties hereto shall have no further obligations to or recourse against each other with regard to the matters provided for in this Agreement, except for rights and obligations which expressly survive the termination hereof. If neither party shall elect to terminate this Agreement as provided in this paragraph, the transaction shall proceed as contemplated herein, in which event Purchaser shall be entitled to receive all proceeds of any award or payment in lieu thereof. In addition, seller will represent at closing, that seller has not received any notification with regard to any condemnation, nor does he have any knowledge of any proceeding. If this representation is false, seller will pay $1,000,000 damages to Purchaser.

      9.    Representations and Warranties and Covenants.

            (a)  Seller represents and warrants that it is a corporation duly organized, validly existing and in good standing under the laws of the State of New Jersey and has the power and authority to enter into this Agreement and complete the transaction contemplated hereby, and the person executing this Agreement on its behalf has the power and authority to bind it.

            (b)  Purchaser represents and warrants that it is a limited liability company duly organized, validly existing and in good standing under the laws of the State of New Jersey and has the power and authority to enter into this Agreement and complete the transaction contemplated hereby, and the person executing this Agreement on its behalf has the power and authority to bind it.

      10.   Seller's Default.

      If Seller shall default in performance of its obligations under this Agreement, then, Purchaser's sole and exclusive remedies shall be reimbursement of all of its expenses and return of downpayment.

      11.   Purchaser's Default.

      If Purchaser shall default in performance of its obligations under this Agreement, then, Seller's sole and exclusive remedy shall be retention of the downpayment and reimbursement of all of its expenses.

      12.   Notices.

      All notices, requests, or other communications desired or required to be given under this Agreement shall be in writing and shall be sent by (a) certified or registered mail, return receipt requested, postage prepaid, (b) national prepaid overnight delivery service, or (c) personal delivery with receipt acknowledged in writing, as follows:

      If to Seller:

Harrison Realty Corp

1001 First Street

Harrison, NJ 07029

      With a copy to:      Sholem Friedman

5417 18th Avenue

Brooklyn, New York 11204

      If to Purchaser:      Beechwood Mountain Realty LLC

220 Stewart Avenue

Brooklyn, New York 11237

      With a copy to:      Leo Salzman

2118 Avenue J

Brooklyn, New York 11210

All notices shall be deemed given when actually received or refused by the party to whom the same is directed. Each party may designate a change of address or supplemental addressee(s) by notice to the other parties, given at least fifteen (15) business days before such change of address is to become effective.

      13.   Entire Agreement.

      This Agreement contains all of the terms agreed upon between the parties with respect to the subject matter hereof and supersedes any and all prior written or oral understandings.

      14.   Amendments.

      This Agreement may not be changed, modified or terminated except by an instrument executed by the parties hereto.

      15.   Negotiated Agreement.

      This is a negotiated Agreement, and shall not be construed against Seller by virtue of its having been prepared by counsel for Seller.

      16.   Waiver.

      No waiver by either party of any failure or refusal of the other party to comply with any of its obligations shall be deemed a waiver of any other or subsequent failure or refusal so to comply.

      17.   Successors and Assigns.

      This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and assigns. This Agreement may not be assigned by Purchaser without the prior written consent of Purchaser. Purchaser may assign this Agreement or all or any part of its rights and obligations hereunder to any person or entity without the prior consent of Seller.

      18.   Article Headings.

      The headings of the various Articles of this Agreement have been inserted only for the purpose of convenience, and are not part of this Agreement and shall not be deemed in any manner to modify, explain, qualify or restrict any of the provisions of this Agreement.

      19.   Governing Law.

      THIS AGREEMENT SHALL BE INTERPRETED, AND THE RIGHTS AND LIABILITIES OF THE PARTIES HERETO SHALL F OR ALL PURPOSES BE GOVERNED BY AND CONSTRUED AND ENFORCED WITHOUT GIVING EFFECT TO THE PRINCIPLES AND CONFLICTS OF LAW, IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW JERSEY APPLICABLE TO AGREEMENTS EXECUTED, DELIVERED AND PERFORMED WITHIN SUCH STATE.

      20.   Waiver of Jury Trial.

      IT IS MUTUALLY AGREED BY AND BETWEEN SELLER AND PURCHASER THAT THE RESPECTIVE PARTIES HERETO SHALL AND DO HEREBY WAIVE TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM BROUGHT BY EITHER OF THE PARTIES HERETO AGAINST THE OTHER ON ANY MATTERS WHATSOEVER ARISING OUT OF OR IN ANY WAY CONNECTED WITH THIS AGREEMENT. BOTH PARTIES ACKNOWLEDGES THAT THEY HAVE READ AND UNDERSTAND THIS WAIVER AND HAVE BEEN ADVISED BY COUNSEL AS NECESSARY OR APPROPRIATE. THIS WAIVER IS MADE KNOWINGLY AND VOLUNTARILY BY THE PARTIES HERETO.

      21.   Waiver of Formal Tender.

      The requirement for formal tender of payment and deed is hereby waived.

      22.   No Recording.

      Neither party shall record this Agreement or any memorandum hereof except a notice of settlement in reasonable proximity to the Closing Date without the prior written consent of the other party, which consent may be withheld in such party's sole discretion.

      23.   Merger.

      The acceptance of the Deed by Purchaser shall be deemed to be a full performance by Seller of, and shall discharge Seller from, all obligations hereunder; and Seller shall have no liability hereunder thereafter to Purchaser, or to any other person, firm, corporation or public body with respect to the Premises, except for rights and obligations which expressly survive the termination hereof.

     24.    Further Assurances.

     Each of the parties hereby agrees to execute, acknowledge, and deliver such other documents or instruments as the other may reasonably require from time to time to carry out the purpose of this Agreement.

     25.    No Option.

     The submission of this Agreement to Purchaser shall not be construed to vest in Purchaser an option to purchase, or any reservation of, the Premises.  Purchaser shall have no right or interest hereunder until such time as this Agreement has been executed by Seller and Purchaser.

     26.    Counterparts.

     This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original, but all of which shall continue one and the same Agreement.

     27.    Tenancies

     The building has approximately 236,000 square feet. The ground floor has approximately 213,000 square feet, and the second floor has approximately 23,000 square feet.

     Inner Secrets, d/b/a Delta, currently occupies 53,600 square feet on the ground floor under a lease, attached hereto.

     Flexocraft will occupy 53,600 square feet on the ground floor and 23,000 square feet on the second floor under a lease between Purchaser and Flexocraft to be executed at closing. Said lease will provide for a term of 5 years, with an option for tenant to renew for an additional 5 years, at a rental rate of $4.00/square foot, to be increased by 2% every 2 years. The landlord shall have an option to recapture 14,000 square feet on second floor upon 6 months notice to tenant.

     Remaining space will be vacated no later than 6 months after closing, but current rent will be paid while occupied.

     28. Due Diligence Contingency

     (i) Notwithstanding anything contained herein to the contrary, Seller and Purchaser agree that performance of Purchaser’s obligations hereunder are contingent upon Purchaser obtaining physical inspections and engineering and environmental tests on the Premises, which Purchaser reasonably deems necessary, and/or reviewing all engineering and environmental studies, investigations, reports, plans, maps or writings relating to the Premises in Seller’s control and possession, all of which inspections and reports must be satisfactory to Purchaser in Purchaser’s sole discretion, on or before the seventy fifth (75th) day following the Effective Date (the “Due Diligence End Date”). Subject to the provisions of the immediately following sentence, Seller consents to the entry upon the Premises by Purchaser, its agents, employees and contractors from and after the date hereof for the purpose of making said inspections and tests, and agrees to provide Purchaser, copies of such studies, investigations, reports, plans, maps or other writings in Seller’s control and possession in order for it to conduct the inspections and tests described in the first sentence of this Articles 28. Any such entry shall, however, be made upon reasonable prior notice to Seller and shall be conducted during hours reasonably acceptable to Seller. To the extent that Purchaser’s engineers, environmental consultants and/or other professionals issue written reports as a result of such inspection and tests, Purchaser shall provide copies of same to Seller.

(ii) The Purchaser shall indemnify, defend and hold harmless the Seller and its Representatives from and against any and all losses, costs, liabilities, claims, damages or expenses (including, without limitation, reasonable attorneys’ fees and costs) (collectively, to “Indemnify”) arising out of or as a result of any inspection of, or access to, the Premises and work in connection therewith by the Purchaser or its Authorized Representatives *and any agents, employees, independent contractors and representatives thereof). The Purchaser, at its sole cost and expense, shall promptly restore the Premises to its condition immediately prior to the performance of such investigation by the Purchaser pursuant to this Section and shall repair any and all damage caused by the Purchaser or its Authorized Representatives and their employees, representatives, agents or independent contractors. The Purchaser acknowledges and agrees that the Seller shall have the right to use the Deposit to pay materialmen or contractors and to restore the premises if the Purchaser shall fail to comply with this article.

(iii) If the contingency in Article 28 is not satisfied in Purchaser’s sole discretion, and Purchaser notifies Seller in writing of same on or before the tenth (10th) business day following the Due Diligence End Date, then this Agreement shall be deemed terminated, and the parties hereto shall have no further obligations to or recourse against each other with regards to the matters provided for in this Agreement, except for rights and obligations which expressly survive the termination hereof. If Purchaser does not so notify Seller within ten (10) business days after the expiration of this contingency this contingency shall be deemed waived.

IN WITNESS WHEREOF, each of the parties hereto has executed this Agreement as of the day and year first above written.

SELLER:

HARRISON REALTY CORP.

By: ________________________

PURCHASER:

BEECHWOOD MOUNTAIN REALTY LLC

By: ________________________

                                 EXHIBIT A

                                   The Land

                                 EXHIBIT B

                             List of Personal Property